BINDING LETTER OF INTENT

THIS BINDING LETTER OF INTENT (this “Letter”), dated as of September 19, 2018 (the “Effective Date”), is entered into by and between GSRX, Inc. (the “Buyer”) and So Cal MM Patients Association, dba The Coughy Shop, All about Bud (“SCMMPA”), a retail cannabis dispensary business, located at 64949 Mission Lakes Blvd #114 , Desert Hot Springs Ca 92240 (the “Company” or the “Seller”), to set forth principal terms and conditions under which the parties hereto would consider relating to the purchase and sale of one hundred percent ( I 00%) of the assets of the Company, including certain assets of the retail cannabis dispensary business of the Company, by Seller to Buyer (the “Proposed Transaction”) as set forth below. The Seller and Buyer are sometimes referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS the Parties hereto desire to enter into this Letter to establish the terms and conditions relating to the Proposed Transaction as more fully described below;

WHEREAS, Seller wishes to sell, transfer, and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the assets of the retail cannabis dispensary business and real estate of the Company; and

WHEREAS, this Letter shall be binding upon the Seller as to the terms and conditions set forth herein:

1. Proposed Transaction

The Proposed Transaction involves the sale, transfer, and assignment of the assets, both tangible and intangible, of the Company, free and clear of all encumbrances at the purchase price for those assets set forth in Section 5, from the Seller to the Buyer. If during this transaction, assumption of the existing LLC is deemed preferable at the sole discretion of the Buyer, Buyer may so assume the LLC as desired instead of an asset purchase.

2. Entry into Definitive Agreement

Except as specifically provided herein, this is a binding letter of intent and is intended solely as an outline of the material terms of the Proposed Transaction and the basis for further discussion, it does not contain all maters upon which agreement must be reached in order for the Proposed Transaction to be consummated. For the avoidance of doubt, this Letter represents a binding commitment among the Parties with respect to the Proposed Transaction, subject to any terms and conditions herein. These terms set forth herein relating to the Proposed Transaction shall be subject to a satisfactory due diligence investigation by Buyer as set forth in Section 3 hereof, the negotiation, execution, and delivery of mutually satisfactory definitive documentation that contains representations, warranties, covenants, conditions, indemnities, and other terms customary for transactions of this type (the “Definitive Agreement”).

As soon as is reasonably practicable after the execution of this Letter, the Parties shall commence to negotiate the Definitive Agreement relating to the Proposed Transaction, to be drafted by Buyer’s counsel. The Definitive Agreement shall include the material terms summarized in this Letter and such other representations, warranties, conditions, covenants, indemnities and other terms that are customary for transactions of this kind and are not inconsistent with this Letter. The Parties shall also commence to negotiate any ancillary agreements to be drafted by Buyer’s counsel necessary or desirable to affect the Proposed Transaction as soon as possible and to thereafter satisfy each of the conditions to closing specified thereunder.

The Parties acknowledge and agree that the closing of the Proposed Transaction and the obligations of each Party under the Definitive Agreement will be subject to the satisfaction of the conditions precedent set forth in this Letter.

3. Conditions

Buyer’s obligation to close the Proposed Transaction will be subject to customary closing conditions, including Buyer’s satisfactory completion of a due diligence investigation, which shall include but is not limited to a complete review of the financial, legal and tax records and agreements of the Company, and any other matters as Buyer’s accountants, tax and legal counsel and other advisors deem relevant; Seller and Company’s substantial compliance with local and state regulations; any other documentation related to state and local compliance and Buyer’s ability to procure local approval for Buyer’s purposes, and any and all other due diligence deemed necessary or desirable by Buyer and Buyer’s counsel to confirm legal status and compliance with local and state laws and revenues (the “Due Diligence”). Buyer’s Purchase Price set forth in Section 4 is based on a reasonable belief in the presentation of certain details of the Proposed Transaction by the Sellers including but not limited to: regulatory/permit status, ability for Buyer to receive local approval under current local process, average daily revenues, lease status and building square footage. This is further subject to: Seller’s prompt delivery of any and all corporate and financial information reasonably requested by Buyer, in both verbal and written form; Buyer’s receipt of evidence from Seller providing appropriate notice to the relevant city and/or state of the Proposed Transaction; Buyer’s receipt of all necessary regulatory approvals from the relevant city and/or state authority of the Proposed Transaction; and Buyer’s verification of proper regulatory compliance of the Company. Buyer shall have thirty (30) days to conduct its Due Diligence, which shall be extended as required to enable Buyer and Seller to effectuate regulatory approvals at the local (OHS) state (CA) levels to authorize Buyers to operate a retail cannabis business.

Close date shall occur within three (3) business days after completion of Due Diligence, issuance/transfer of the Conditional Use Permit, issuance of Buyer’s OHS regulatory cannabis permit and a State Temporary License for a retail cannabis operation. Buyer agrees it shall:

a.	promptly and diligently review Due Diligence materials received from Seller;
b.	promptly engage with city of OHS to coordinate and obtain the CUP and regulatory approvals required for this Transaction;
c.	promptly complete and submit requisite LiveScan forms to OHS;
d.	Submit a complete state application promptly after Buyers receive local authorization by OHS to operate;
e.	Communicate regularly with Sellers and/or Sellers representatives in expeditiously moving through process to ensure this Transaction closes as soon as possible by providing updates and status reports.

4. Purchase Price

(a) Purchase Price. In consideration for the assets, tangible, real and intangible, of the retail cannabis dispensary business of the Company, Buyer shall pay the purchase price (the “Purchase Price”) as follows:

One Million Five Hundred Thousand Dollars ($ I ,500,000), payable to Seller at the time of close, less a reasonable amount and placed in escrow to last for a certain period of time after closing to pay for all known, and any unknown, liabilities of the Seller that may arise after closing. This amount and time period shall be agreed to by the Parties in the Definitive Agreements(s).

(b) The Parties acknowledge that the benefit of the bargain of the Proposed Transaction is dependent upon Buyer successfully receiving approval by the City of Desert Hot Springs and State Bureau of Cannabis Control (BCC) to conduct retail cannabis operations at 64949 Mission Lakes Blvd #I 14, Desert Hot Springs Ca 92240. As such, Seller shall cooperate with Buyer and materially assist Buyer in facilitating the issuance of all requisite cannabis permits and licenses and underlying approvals and documents as required by local and state regulators. Seller further agrees to time the closing of the Proposed Transaction and effective dates of the Definitive Agreement in a manner designed to effectuate same.

5. Security Deposit.

Within three (3) days of Buyer’s execution of this Letter, Buyer shall provide a refundable (within 30day due diligence period only, upon written cancelation) deposit in an amount equal Three Hundred Thousand ($100,000) to Sellers, (the “Deposit”), which shall secure Buyer’s exclusivity over the Proposed Transaction during the Due Diligence Period described in Section 3 of this LOI.

The Deposit shall also be applied to the Purchase Price (as defined below) at Closing (as defined below). Sichenzia Ross Ference Kesner LLP will be designated as the third-party escrow agent and shall hold the Buyer’s deposit without interest, at the expense of the Buyer. The Deposit will be subtracted from the Purchase Price as set forth in Section 4 hereof. In the event that the Buyer elects not to proceed with the Proposed Transaction contemplated herein, the Deposit shall be returned to Buyer as soon as reasonably practicable.

The deposit will be subtracted from the purchase price. The deposit of $100,000 shall be fully refundable in the event that the Buyer elects not to proceed with the transaction contemplated herein within the 30-day Due Diligence period as set forth in accordance with Section 3. After Due Diligence is completed, should Buyer be unable to procure the requisite permits at DHS or Iicensure with the State of California solely because Buyers were unable to pass the requisite LiveScans, Buyers shall agree to forfeit $30,000 of the Deposit. Buyers represent that they have passed the Live Scan in California at the local and state level in 2018.

6. Disclosure and Other Communications

No Party will make any public disclosure pertaining to the existence of this Letter or to the Proposed Transaction between the parties without having first obtained the consent of the other Party, except for communications with lenders, governmental agencies, and other third parties as may be legally required or necessary or appropriate to complete the Prospective Transaction.

7. Confidentiality

During the term of this Letter, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, products/services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential” (collectively, “Confidential Information”).

Confidential Information shall not include information that, at the time of disclosure: (i) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 6 by the Receiving Party or any of its representatives; (ii) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (iii) was known by, or in the possession of, the Receiving Party or its representatives before being disclosed by or on behalf of the Disclosing Party; (iv) was or is independently developed by the Receiving Party without reference to or use, in whole or in part, of any of the Disclosing Party’s Confidential Information; or (v) is required to be disclosed under applicable federal, state or local law, regulation or a valid order issued by a court or governmental agency of competent jurisdiction.

The Receiving Party shall: protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Letter; and not disclose any such Confidential Information to any person or entity, except to the Receiving Party’s representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Letter. The Receiving Party shall be responsible for any breach of this Section 6 caused by any of its representatives.

By their signature below, each Party agrees to keep in strict confidence all Confidential Information, except to the extent either Party must disclose such information to governmental agencies, its legal counsel, advisors, lenders and equity partners to obtain necessary or desirable approvals, opinions and/or debt and equity financing. If discussions and negotiations are terminated, each Party upon written request will promptly return to the other Party all documents, contracts, records, or other information received by it. In any event, each Party agrees not to use the Confidential Information provided by the other Party for any purpose other than in respect to its bona fide Due Diligence needs relating to this Proposed Transaction and to promptly return the same to each other upon written request after termination of discussions and negotiations (which termination may be effected unilaterally by delivery of notice of sale by one Party to the other).

7. Authority to Enter Binding Letter of Intent

The undersigned Parties each affirm they are an authorized representative of Buyer, Seller or the Company and have authority to enter into this Letter.

8. Closing, Termination of Letter

Closing of the Proposed Transaction is subject to a satisfactory Due Diligence investigation by the Buyer as more fully described in Sections 2 and 3 hereof. The anticipated closing date for the Proposed Transaction shall be on or before October 20. 2018, with remaining balance of $1,400,000 brought in at that time on/ or before to close transaction.

In the event that Buyer and/or Buyer’s representatives in their sole and absolute discretion determines any potential non-compliance of the Company with respect to any and all city and/or state laws and/or regulations, or of Seller’s failure to satisfy the terms and conditions, or inaccurate facts were provided about the transaction, Buyer shall not be obligated to proceed with the Proposed Transaction and the upon notice to Seller, this Letter and Proposed Transaction shall terminate and be of no further force or effective. Subject to Buyer’s satisfaction of its Due Diligence investigation, Buyer in its sole discretion may exercise its option to proceed with the Proposed Transaction at the Purchase Price or offer an adjusted price based on its Due Diligence; provided, however, the contingencies set forth in Section 2 and 3 hereof are satisfied by Seller and/or waived by Buyer.

9. Expenses Associated with this Letter of lntent and Due Diligence

The Parties agree to bear their own expenses, including attorney and professional fees associated with any Due Diligence or any other matter associated with this Proposed Transaction.

10. Non-compete and Non-solicitation

As of the Effective Date, the Seller hereby agrees to enter into a non-compete agreement to which Seller shall be prohibited from competing in retail sales in the cannabis industry for a period of twelve (12) months, the specific terms and conditions of which shall be set forth in a formal written agreement satisfactory to the Parties.

11. Press Release

Upon execution of this Letter, both Parties agree the Buyer may prepare and release a press release announcing the material terms of the Proposed Transaction reached among the Parties. Buyer and Seller shall have the ability to review and comment on the content of the press release before dissemination to the public.

12. Governing Law

This Letter shall be governed by the laws of the State of California, without regard to conflict of laws principles.

13. Counterparts.

This Letter may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Letter as of the last date set forth below.

By:	Date:
Tom Gigerich
Chief Financial Officer
Green Spirit Industries Inc.

SELLER

By:	Date:
Name:
Title:

SoCal MM Patients Association, dba All About Bud, The Coughy Shop